Exhibit 99.1

[LOGO OF DIAMETRICS MEDICAL]

Contacts:
Lippert/Heilshorn & Associates	Diametrics Medical, Inc.
Ina McGuinness or Bruce Voss	David Kaysen, CEO/Larry Betterley, CFO
(310) 691-7100	(651) 639-8035

FOR IMMEDIATE RELEASE

Diametrics Medical Receives Nasdaq Delisting Notice;

Appeal Requested, Strategic Business Alternatives and Financing Pursued

ST. PAUL, Minn., May 2, 2003 – Diametrics Medical, Inc. (Nasdaq: DMED) today announced it received a Nasdaq Staff Determination on April 25, 2003, indicating that the Company fails to comply with the minimum common stock market value requirement for continued listing on The Nasdaq SmallCap Market set forth in Marketplace Rule 4310(c)(2)(B)(ii), and that its securities are, therefore, subject to delisting.

The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the delisting decision. The request for a hearing will postpone the delisting of the Company’s securities, pending the Panel’s decision. There can be no assurance the Panel will grant the Company’s request for continued listing. If the Company is unsuccessful in its appeal, trading of its common stock is expected to be conducted in an over-the-counter market established for securities that do not meet Nasdaq listing requirements.

“We are aggressively pursuing a number of significant strategic business alternatives, as well as interim financing,” said Dave Kaysen, Diametrics’ President and Chief Executive Officer. “These actions will be included in our plan to regain compliance with The Nasdaq SmallCap Market continued listing requirements, that will be presented to the Nasdaq during the appeal process,” said Kaysen.

About Diametrics

Diametrics Medical is a leader in critical care technology. The Company improves the quality of healthcare delivery through products that provide immediate, accurate and cost-effective blood and tissue diagnostic information. Primary products include the IRMA®SL point-of-care blood analysis system; the Trendcare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the Integrated Data Management System (idms™). Additional information is available at the company’s Web site, http//www.diametrics.com.

Statements regarding the company’s expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company’s filings with the Securities and Exchange Commission.

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